UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Giardina, Salvatore
   c/o Ladenburg Thalmann & Co. Inc.
   590 Madison Avenue, 34th Floor
   New York, NY  10022
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   October 8, 2002
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Ladenburg Thalmann Financial Services Inc.
   LTS
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President and Chief Financial Officer
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Stock Option (right to b|(1)      |3/19/12  |Common Stock, par value|35,000   |$0.60     |D            |                           |
uy)                     |         |         | $.0001 per share      |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) These shares vest in three equal installments on each of March 19, 2003, 2004 and 2005.
CONFIRMING
STATEMENT
-------------------------------
This Statement confirms that the undersigned has authorized and designated Victor M. Rivas or Joseph Giovanniello Jr. to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the United States
Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Ladenburg Thalmann Financial
Services Inc. The authority of Victor M. Rivas and Joseph Giovanniello Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 or 5 with regard to the undersigned's ownership of or transactions in securities of Ladenburg Thalmann Financial Services
Inc. unless earlier revoked in writing. The undersigned acknowledges that Victor M. Rivas and Joseph Giovanniello Jr. are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.
/s/ Salvatore
Giardina
Salvatore
Giardina
Dated: October 8,
2002
SIGNATURE OF REPORTING PERSON
/s/ Salvatore Giardina
DATE
October 8, 2002